Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ZIMMER BIOMET HOLDINGS, INC.

Zimmer Biomet Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State on May 17, 2021 (the “Certificate of Incorporation”).

2. Section 10.01 of Article X of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

SECTION 10.01. Limited Liability of Directors and Officers. No Director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer, except, if required by the DGCL, as amended from time to time, for liability (a) for any breach of the Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, (d) for any transaction from which the Director or officer derived an improper personal benefit, or (e) in the case of an officer, in any action by or in the right of the Corporation. Neither the amendment nor repeal of this Section 10.01 shall eliminate or reduce the effect of this Section 10.01 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 10.01 would accrue or arise, prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of Directors or officers, then the liability of a Director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its undersigned duly authorized officer, this 29th day of May, 2025.

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Matthew R. St. Louis
Matthew R. St. Louis
Vice President, Associate General Counsel & Assistant Secretary